UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 11, 2013

GULFPORT ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19514	73-1521290
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14313 North May Avenue Suite 100 Oklahoma City, OK	73134
(Address of principal executive offices)	(Zip code)

(405) 848-8807

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 7.01. Regulation FD Disclosure

On February 11, 2013, Gulfport Energy Corporation (“Gulfport”) issued a press release announcing that it has entered into a purchase and sale agreement with Windsor Ohio, LLC (“Windsor Ohio”), an affiliate of Wexford Capital LP, pursuant to which Gulfport will purchase approximately 22,000 net acres in the Utica Shale in Eastern Ohio for approximately $220 million, increasing Gulfport’s leasehold interests in the Utica Shale to approximately 137,000 gross (128,000 net) acres. This acquisition excludes Windsor Ohio’s interest in 14 existing wells and 16 proposed future wells together with certain acreage surrounding each well. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Also, on February 11, 2013, Gulfport issued a press release announcing the commencement of its underwritten public offering of 7,750,000 shares of its common stock, subject to market and other conditions. The underwriters will have an option to purchase up to an additional 1,162,500 shares from Gulfport solely to cover over-allotments. Gulfport intends to use the net proceeds from this offering to fund its pending acquisition of additional acreage in the Utica Shale, as described above, and for general corporate purposes, which may include expenditures associated with Gulfport’s 2013 drilling programs. A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Number	Exhibit

99.1	Press release, dated February 11, 2013, entitled “Gulfport Energy Corporation Announces Proposed Acquisition of Additional Utica Acreage.”

99.2	Press release, dated February 11, 2013, entitled “Gulfport Energy Corporation Launches Common Stock Offering.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GULFPORT ENERGY CORPORATION

Date: February 11, 2013	By:	/s/ MICHAEL G. MOORE
Michael G. Moore
Chief Financial Officer

Exhibit Index

Number	Exhibit

99.1	Press release, dated February 11, 2013, entitled “Gulfport Energy Announces Proposed Acquisition of Additional Utica Acreage.”

99.2	Press release, dated February 11, 2013, entitled “Gulfport Energy Launches Common Stock Offering.”